EXHIBIT 99.1

GSI Technology, Inc. Reports Third Quarter Fiscal 2022 Results

Releasing APU Compiler Stack Allowing Developers to Write High Performance Computing (HPC) Applications in February 2022

SUNNYVALE, Calif., Jan. 27, 2022 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2021.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Net revenues	$8,065	$7,797	$6,763	$24,653	$20,043
Gross margin (%)	55.3%	53.6%	47.3%	54.4%	46.7%
Operating expenses	$8,994	$8,694	$8,348	$26,831	$25,358
Operating loss	$(4,532)	$(4,517)	$(5,151)	$(13,410)	$(15,999)
Net loss	$(4,581)	$(4,567)	$(5,216)	$(13,357)	$(16,523)
Net loss per share, diluted	$(0.19)	$(0.19)	$(0.22)	$(0.55)	$(0.70)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “Our third quarter revenue grew 19% year-over-year due to increased orders from our SRAM customer base, including network and telecom, military and defense, as well as automotive, medical and test and measurement sectors. The increase in orders from other customers offset the lower orders from Nokia in the quarter. Gross margin improved by 800 basis points year-over-year, reflecting our ability to manage our near-term supply chain challenges and increased costs. In the third quarter, we continued to advance the documentation for our compiler stack and expand our software libraries and algorithms for various APU applications.

"At the end of calendar 2021, we announced that GSI was among the leaders in the Billion-Scale Approximate Nearest Neighbor Search (ANNS) Challenge held by NeurIPS for their 2021 conference,” continued Shu. “We were gratified to see that our APU technology and software performed on-par with the industry leaders, who have a broader set of resources from which to draw upon than we do. These contests are important tools for raising GSI’s profile, highlighting our capabilities, and increasing awareness of the APU technology. Our first-place win in the MAFAT challenge last year resulted in our introduction to IAI/Elta, who engaged with GSI to develop a SAR image processing acceleration system using the APU and our software.”

Mr. Shu continued, “The GSI team continues to build the sales pipeline and our Proof of Concept (POC) activity for the APU is increasing. In addition to the IAI/Elta SAR imaging project, we are in discussions with several organizations to engage in POCs for a variety of search application use-cases. Examples of on-going or expected engagements include indexing medical images and text, encrypted communications, and natural language processing (NLP). A prime contractor is interested in testing a board for military and defense applications, and we have a government agency considering the APU for object detection and facial recognition. We anticipate that some of these POCs would move to design-wins and then eventually to production.”

As part of GSI developing its strategy for the artificial intelligence (AI) and high-performance computing (HPC) markets, we will be releasing an APU Compiler Stack in February 2022. With this release, GSI will deliver an environment for software and AI developers to write full HPC applications using the C language with function calls to GSI’s rich vector math library (GVML), for our Leda-E and Leda-S PCIe cards. The release will include example applications and training materials. Customers wanting to differentiate further with their own algorithms can edit our collection of hundreds of vector library functions, or develop their own vector library functions in Python using our low level Belex stack product.

To help build our APU sales pipeline, GSI will introduce a series of training seminars to support the customization of our APIs for specific applications. The APU technology is available in a variety of formats, including a full-size PCIe board for enterprise and edge server applications to provide tens of millions of vector search capacity per card that is scalable for linear capacity increases. The technology is also available in a E1.L form factor in a stand-alone product, and a very high-density 1U server configuration containing 16 cards and an unprecedented enterprise capacity for mobile, edge, and space-sensitive and power critical applications. The hardware capability can also function as a cloud-based Accelerator-as-a-Service, including OpenSearch function enhancement.

“Achieving the APU Compiler Stack milestone should accelerate customer adoption of our ground-breaking technology that can both offer enterprise AI capacity and bring that capability to stand-alone servers at the edge,” stated Mr. Shu. “The GSI team has been busy creating low-level coded APIs for search workloads such as image indexing, object recognition, natural language processing, and HPC workloads such as real-time SAR, ATR, and signal classification. We can support service acceleration such as NoSQL, OpenSearch ANN, and multi-modal searches. The APU environment is a powerful tool for researchers and developers that promises to significantly expand the market application of our non-Von-Neumann processor.”

Commenting on the outlook for GSI’s fourth quarter of fiscal 2022, Mr. Shu stated, “The impact of the supply chain constraints is having an impact on our ability to fulfill all of our orders. While there has been some improvement, the situation remains fluid, and we do not expect significant relief from these constraints before the end of calendar year 2022. Given these constraints, current expectations for the upcoming fiscal fourth quarter are net revenues in a range of $7.5 million to $8.5 million, with gross margin of approximately 54% to 56%.

Third Quarter Fiscal Year 2022 Summary Financials

The Company reported a net loss of $(4.6 million), or $(0.19) per diluted share, on net revenues of $8.1 million for the third quarter of fiscal 2022, compared to a net loss of $(5.2 million), or $(0.22) per diluted share, on net revenues of $6.8 million for the third quarter of fiscal 2021 and a net loss of $(4.6 million), or $(0.19) per diluted share, on net revenues of $7.8 million for the second quarter of fiscal 2022. Gross margin was 55.3% compared to 47.3% in the prior year period and 53.6% in the preceding second quarter. The change in gross margin was primarily due to changes in product mix sold in the three periods.

In the third quarter of fiscal 2022, sales to Nokia were $1.9 million, or 24.0% of net revenues compared to $2.8 million, or 42.0% of net revenues, in the same period a year ago and $1.9 million, or 23.8% of net revenues in the prior quarter. Military/defense sales were 27.1% of third quarter shipments compared to 26.0% of shipments in the comparable period a year ago and 27.4% of shipments in the prior quarter. SigmaQuad sales were 40.5% of third quarter shipments compared to 62.0% in the third quarter of fiscal 2021 and 52.4% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2022 were $9.0 million, compared to $8.3 million in the third quarter of fiscal 2021 and $8.7 million in the prior quarter. Research and development expenses were $6.2 million, compared to $5.7 million in the prior year period and $5.9 million in the prior quarter. Selling, general and administrative expenses were $2.8 million in the quarter ended December 31, 2021 compared to $2.6 million in the prior year quarter and $2.8 million in the previous quarter.

Third quarter fiscal 2022 operating loss was $(4.5 million) compared to $(5.2 million) in the prior year period and an operating loss of $(4.5 million) in the prior quarter. Third quarter fiscal 2022 net loss included net interest and other income of $15,000 and a tax provision of $64,000, compared to $25,000 in net interest and other income and a tax provision of $90,000 for the same period a year ago. In the preceding second quarter, net loss included net interest and other expense of $(8,000) and a tax provision of $42,000.

Total third quarter pre-tax stock-based compensation expense was $740,000 compared to $693,000 in the comparable quarter a year ago and $716,000 in the prior quarter.

At December 31, 2021, the Company had $48.1 million in cash, cash equivalents, and short-term investments and $3.4 million in long-term investments, compared to $54.0 million in cash, cash equivalents, and short-term investments and $5.8 million in long-term investments at March 31, 2021. Working capital was $49.9 million as of December 31, 2021 versus $56.0 million at March 31, 2021, with no debt. Stockholders’ equity as of December 31, 2021 was $66.8 million compared to $75.6 million as of the fiscal year ended March 31, 2021.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2021 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 27, 2022. To listen to the teleconference, please call toll-free 1-877-407-3982 approximately 10 minutes prior to the above start time and provide Conference ID 13726310. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. The Company recently launched radiation-hardened memory products for extreme environments in space and the Gemini ® Associative Processing Unit (APU), a memory-centric design that delivers significant performance advantages for diverse AI applications. The Gemini APU architecture removes the I/O bottleneck between the processors and memory arrays by performing massive parallel search directly in the memory array where data is stored. The novel architecture delivers performance-over-power ratio improvements compared to CPU, GPU, and DRAM for applications like image detection, speech recognition, e-commerce recommendation systems, and more. Gemini is an ideal solution for edge applications with a scalable format, small footprint, and low power consumption where rapid, accurate responses are critical. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2021	2021	2020	2021	2020

Net revenues	$8,065	$7,797	$6,763	$24,653	$20,043
Cost of goods sold	3,603	3,620	3,566	11,232	10,684

Gross profit	4,462	4,177	3,197	13,421	9,359

Operating expenses:

Research & development	6,152	5,907	5,736	18,162	17,220
Selling, general and administrative	2,842	2,787	2,612	8,669	8,138
Total operating expenses	8,994	8,694	8,348	26,831	25,358

Operating loss	(4,532)	(4,517)	(5,151)	(13,410)	(15,999)

Interest and other income, net	15	(8)	25	(13)	115

Loss before income taxes	(4,517)	(4,525)	(5,126)	(13,423)	(15,884)
Provision (benefit) for income taxes	64	42	90	(66)	639
Net loss	$(4,581)	$(4,567)	$(5,216)	$(13,357)	$(16,523)

Net loss per share, basic	$(0.19)	$(0.19)	$(0.22)	$(0.55)	$(0.70)
Net loss per share, diluted	$(0.19)	$(0.19)	$(0.22)	$(0.55)	$(0.70)

Weighted-average shares used in
computing per share amounts:

Basic	24,406	24,229	23,716	24,244	23,592
Diluted	24,406	24,229	23,716	24,244	23,592

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2021	2021	2020	2021	2020

Cost of goods sold	$58	$64	$88	$192	$260
Research & development	416	418	343	1,304	1,109
Selling, general and administrative	266	234	262	783	732
	$740	$716	$693	$2,279	$2,101

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2021	March 31, 2021
Cash and cash equivalents	$36,325	$44,234
Short-term investments	11,773	9,717
Accounts receivable	3,048	3,665
Inventory	4,736	4,343
Other current assets	2,351	1,487
Net property and equipment	7,312	7,328
Long-term investments	3,396	5,792
Other assets	10,760	11,046
Total assets	$79,701	$87,612

Current liabilities	$8,336	$7,462
Long-term liabilities	4,558	4,558
Stockholders' equity	66,807	75,592
Total liabilities and stockholders' equity	$79,701	$87,612